EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

among

YA SERVICIOS, S.A. DE C.V., SOFOM, E.N.R.,

FIRST CASH, S.A. DE C.V.

and

JEFF A. BARRON,

CHRISTOPHER CLOUD TIDWELL,

and

CENTRAL AMERICA CAPITAL, S.A. DE C.V.

December 1, 2008

EXHIBITS

EXHIBIT A  -  Financial Statements

EXHIBIT B  -  Leased Property

EXHIBIT C  -  Promissory Notes

EXHIBIT D  -  Form of Resignation and Release

EXHIBIT E  -  Settlement Agreement and Mutual Release

EXHIBIT F  -  First Cash Guaranties

EXHIBIT G  -  Recurring Obligations

EXHIBIT H-1  -  Subordination and Intercreditor Agreement (Barron)

EXHIBIT H-2  -  Subordination and Intercreditor Agreement (Tidwell)

EXHIBIT I-1  -  Spanish-Language SPA (Barron to Servicios)

EXHIBIT I-2  -  Spanish-Language SPA (Tidwell to Servicios)

EXHIBIT I-3  -  Spanish-Language SPA (Tidwell to FCSA)

TABLE OF DEFINITIONS
Page

Affiliate	27
Agreement	1
Bankruptcy	27
Bankruptcy Laws	27
Barron	1
Basket	23
Business Day	27
Cash	27
Closing	16
Closing Cash	27
Closing Date	17
Closing Payments	3
Commercially Reasonable Efforts	27
Company	1
Company Material Adverse Effect	27
Consigned Inventory	27
Current Liabilities	27
Day	27
Disclosure Schedule	4
Effective Date	1
Employee	30
Encumbrance	27
FCSA	1
Financial Statements	6, 7
GAAP	28
Governmental Authority	28
Indemnified Party	28
Indemnifying Party	28
Indemnity Demand	22
Inventory	28
Inventory Schedules	16
Knowledge	28
Leases	8
Legal Requirement	28
Liability	28
Losses	21
Material Contract	30
Mutual Release	28
Non-Basket Losses	23
Occupational Safety and Health Law	29
Order	29
Ordinary Course of Business	29
Organizational Documents	29
Pawmshop	29
Person	29
Purchase Price	2
Purchaser	1
Purchaser Indemnified Parties	21
Purchasers	1
Purchasers' Representative	20
Servicios	1
Shareholder	1
Shareholder's Percentage	2
Shareholders	1
Shareholders' Percentages	2
Shareholders' Representative	19
Shares	1
Tax	29
Tax Authority	30
Tax Return	30
Tidwell	1
US $	30

STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT ("Agreement") dated as of December 1, 2008 ("Effective Date") is entered into by and among YA SERVICIOS, S.A. DE C.V., SOFOM, E.N.R., a Mexican Corporation, ("Servicios"), FIRST CASH, S.A. DE C.V., a Mexican corporation ("FCSA") (Servicios and FCSA each a "Purchaser", and together "Purchasers"); CENTRAL AMERICA CAPITAL, S.A. DE C.V., a Mexican corporation (the "Company"), JEFF A. BARRON, an individual ("Barron"), and CHRISTOPHER CLOUD TIDWELL, an individual ("Tidwell") (Barron and Tidwell each a "Shareholder", and together, "Shareholders"), with reference to the following facts:

RECITALS

     A.      Shareholders own all of the issued and outstanding shares of the capital stock of the Company.

     B.      The parties hereto entered into a Stock Purchase Agreement dated as of October 30, 2008 (hereafter called the "Terminated Agreement"), which the Purchasers terminated on November 26, 2008, by means of a termination notice dated November 25, 2008. In accordance with the terms of the Terminated Agreement, the Mutual Release and the First Cash Guaranty as defined therein was simultaneously terminated. The parties hereto agree that the Terminated Agreement, the Mutual Release and the First Cash Guaranty as defined in the Terminated Agreement have no further force or effect. This Agreement, and the documents called for herein, including a newly executed Mutual Release and First Cash Guaranties, represent a new agreement of the parties.

     C.      Purchasers continue to desire to purchase all of the shares held by Shareholders (the "Shares"), and Shareholders continue to desire to sell such Shares to Purchasers, upon and subject to the terms and conditions set forth below.

     D.      All terms used in this Agreement with initial upper-case letters which are not defined within the text of the Agreement itself are defined in Section 10.15.

     E.      Simultaneously with execution of this Agreement, the parties are executing and delivering the Mutual Release (as defined herein).

     F.      Simultaneously with execution of this Agreement, First Cash Financial Services, Inc., a Delaware corporation ("First Cash"), is executing and delivering to each Shareholder a guaranty in favor of such Shareholder of the payment and performance of the obligations of the Purchasers under this Agreement and the Notes, in the forms attached as Exhibit F hereto (such guaranties are collectively called the "First Cash Guaranties").

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF STOCK

     1.1     Sale of Stock

Upon the terms and subject to the conditions specified in this Agreement, on the Closing Date, Shareholders shall sell, assign, convey, transfer and deliver to Purchasers, and Purchasers shall purchase from Shareholders, the entire right, title and interest in and to the Shares from Shareholders in the amounts set forth below: There are 3 Classes of Shares in the Company. The chart below identifies each Class of Shares in the Company, the number of Shares of each Class owned by each Shareholder, the total number of Shares held by each Shareholder, and the percentage of outstanding Stock of the Company held by each Shareholder.

Shareholder	No. of Class A Shares	No. of Class B Shares	No. of Class C Shares	Total Shares	Percentage of Outstanding Stock of the Company
Barron	85	8,500	71,478	80,063	84.99978767%
Tidwell	15	1,500	12,614	14,129	15.00021233%
TOTAL:	100	10,000	84,092	94,192	100%

To Shareholders' Knowledge, each Class of the Shares has identical ownership and voting rights. The percentages set forth above for Shareholders shall be collectively referred to as the "Shareholders' Percentages" or individually as a "Shareholder's Percentage." Purchasers shall acquire the entire right, title and interest in and to all of the Shares free and clear of all Encumbrances of any kind whatsoever, other than restrictions on subsequent transfers of such Shares of the type generally imposed under applicable securities and corporate laws. FCSA shall acquire 1 Class A Share only and the balance of all Shares (Class A, Class B and Class C) shall be acquired by Servicios.

     1.2     Purchase Price

Subject to the terms and conditions of this Agreement, Purchasers agree to purchase the Shares and Shareholders agree to sell the Shares for an amount equal to Twenty-Five Million Dollars ($25,000,000.00) (the "Purchase Price"), allocated between Shareholders as follows:

Shareholder	Allocation of Purchase Price

Barron	His Shareholder's Percentage of the Purchase Price - $21,249,947.00

Tidwell	His Shareholder's Percentage of the Purchase Price - $3,750,053.00

Out of the total Purchase Price being paid by Purchasers, 99.9% of the Purchase Price shall be allocated to and paid by Servicios, and 0.01% of the Purchase Price shall be allocated to and paid by FCSA.

          1.2.1     Closing Payments

On the Closing Date, Purchasers shall make payments ("Closing Payments") totaling Twenty-Five Million and No/100 Dollars (US $25,000,000.00) of which (a) Five Million and No/100 Dollars (US $5,000,000.00) will be paid in immediately available funds via wire transfer to each Shareholder in accordance with the respective Shareholders' Percentages, (b) Five Million and No/100 Dollars (US $5,000,000.00) will be withheld for payment to the Hacienda on behalf of the Shareholders as stated in Section 1.2.1.3 in accordance with the respective Shareholders' Percentages and (c) Ten Million and No/100 Dollars (US $10,000,000.00) will be paid by the execution and delivery to Shareholders of two promissory notes as described in Section 1.2.1.4 below (the "Four Year Notes"), and (d) Five Million and No/100 Dollars (US $5,000,000.00) will be paid by the execution and delivery to Shareholders of two promissory notes as described in Section 1.2.1.4 below (the "Short Term Notes"). The Closing Payments shall be allocated and paid by Purchasers as follows:

               1.2.1.1 Four Million Two Hundred Forty Nine Thousand Nine Hundred Eighty Nine and 40/100 Dollars (US $4,249,989.40) of the Purchase Price shall be paid by wire transfer of immediately available funds to an account designated by Barron.

               1.2.1.2 Seven Hundred Fifty Thousand Ten and 60/100 Dollars (US $750,010.60) of the Purchase Price shall be paid by wire transfer of immediately available funds to an account designated by Tidwell.

               1.2.1.3 Purchasers will pay, on behalf of Shareholders, the Mexican Tax Ministry (also known as the Hacienda) or such tax collection authority as is required by Mexican law, the US $5,000,000 that is required to be withheld from the purchase price under Mexican Tax law for the payment of Shareholders' Mexican Tax obligations on the entire Purchase Price. Purchasers shall pay such taxes when due. The payments to the Hacienda of such taxes shall be allocated Four Million Two Hundred Forty Nine Thousand Nine Hundred Eighty Nine and 40/100 Dollars (US $4,249,989.40) on behalf of Barron, and Seven Hundred Fifty Thousand Ten and 60/100 Dollars (US $750,010.60) on behalf of Tidwell. The payment by Purchaser of the aforesaid Tax payments shall be in Mexican Pesos in immediately available funds to the Hacienda on, or on the Business Date immediately preceding, the date when such taxes shall become due (which the Parties believe to be January 17, 2009), and shall be evidenced in a manner mutually agreed in writing by Shareholders and Purchaser. To the extent that Purchasers shall be able to obtain a currency exchange rate for payment of the Taxes required by this Section 1.2.1.3, that is more favorable than the US Dollar exchange rate quoted on December 1, 2008 in the Wall Street Journal, any such savings on the currency exchange rate for the Tax payment shall be divided fifty percent to Purchasers, and fifty percent to Shareholders, in accordance with their respective Shareholders' Percentages. The parties agree that payment of the Taxes as required by this Section 1.2.1.3 satisfies the Mexican Tax law requirements on withholding requirements for the entire Purchase Price, and upon Purchasers' payment of such Taxes in accordance with this Section 1.2.1.3, Purchasers shall have no further liability to Shareholders for the aforesaid Tax amounts paid to the Mexican authorities.

               1.2.1.4 FCSA's Purchase Price obligations shall be fully satisfied out of the cash portion of the Closing Payments paid to Shareholders. Servicios' Purchase Price obligations shall be satisfied by a combination of the cash portion of the Closing Payments paid to Shareholders plus that portion of the Purchase Price to be paid to the Shareholders by the Notes described in this Section 1.2.1.4. Fifteen Million and No/100 Dollars (US $15,000,000.00) of the Purchase Price shall be paid to Shareholders upon the terms and conditions of the Promissory Notes (the "Notes") from Servicios to the Shareholders in the form of four individual Notes, one Four Year Note to each Shareholder, and one Short Term Note to each Shareholder, in the Shareholders' Percentages, and which four Notes will have an aggregate principal amount of Fifteen Million and No/100 Dollars (US $15,000,000.00). The Notes shall be substantially in the forms attached hereto as Exhibit "C". Barron and Tidwell agree to execute the Subordination and Intercreditor Agreements attached as Exhibit "H-1" and "H-2", respectively, as a condition of the Closing. The parties agree that payment of the Taxes as required by Section 1.2.1.3 satisfies the Mexican Tax law requirements on withholding requirements for the entire Purchase Price, and upon Purchasers' payment of such Taxes in accordance with Section 1.2.1.3, Servicios shall make no deduction on payments due to the Shareholders on the Notes for any reason whatsoever (save and except as expressly provided for in the Notes).

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     The Shareholders, jointly and severally, represent and warrant and covenant to Purchasers and the parent corporation of Purchasers, First Cash, that, except as disclosed in a schedule furnished by Sellers to Purchasers pursuant to the Terminated Agreement, or as supplemented by an attachment hereto (collectively, the "Disclosure Schedule") or, except as otherwise learned by any of Purchasers, First Cash or their agents during their due diligence conducted on or prior to the date hereof, the following matters in this Article 2 are true and accurate in all material respects, or will be true and accurate in all material respects as of the Closing Date.

     2.1     Capitalization.

          2.1.1     Shares Confirmed

The authorized, issued and currently outstanding capital stock of the Company, and the holders thereof, are set forth in Section 1.1. However, the public records of stock ownership as filed with the Foreign Investments Commission of Mexico may not be current, and may need supplemental filings done and fees paid by Shareholders or the Company before Closing to update the records at such Commission, which obligation shall be that of the Shareholders. Regardless of any inconsistency that may exist in the public records, Shareholders represent that neither J. Alan Barron ("Alan Barron") nor any entity owned or controlled by Alan Barron owns any stock in the Company, or has any rights to acquire stock in the Company.

          2.1.2     Shareholders' Stock Ownership

Each Shareholder holds of record and beneficially owns the number of shares of common stock of the Company set forth next to his name in Section 1.1, and such shares are free and clear of any Encumbrances, restrictions on transfer (other than any restrictions under securities or similar laws), claims, taxes, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. However, the public records of stock ownership as filed with the Foreign Investments Commission of Mexico may not be current, and may require supplemental filings done and fees paid by Shareholders or the Company after Closing to update the records at such Commission. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable; provided, that if either Purchasers or Shareholders discover that there was any irregularity on due authorization, issuance or nonassessability of the Shares, then Shareholders will use their best reasonable efforts to correct such irregularity before Closing. Neither Shareholder is a party to any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any shares of the Company (other than this Agreement). Neither Shareholder is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any shares of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of securities laws or any other Legal Requirement. The Company does not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or owner interest in any other business. The delivery by Shareholders of certificates evidencing the Shares, duly endorsed for transfer or accompanied by stock transfer powers duly endorsed in blank, will transfer valid title to the Shares to Purchasers, free and clear of any and all Encumbrances whatsoever.

     2.2     Authority; Binding Agreement; No Conflict

          2.2.1     Power

The Company and Shareholders have full power and authority to execute and deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated hereby, including, but not limited to the execution and delivery of all documents and agreements set forth and described herein, to Shareholders' Knowledge, without obtaining the consent of approval of any other Person, Governmental Authority or other entity of any kind or description whatsoever. To Shareholders' Knowledge, Shareholders represent that there are no filings, consents or approvals necessary to consummate the transactions contemplated by this Agreement, other than the possible requirement for supplemental filings to be done and fees paid by Shareholders or the Company (at Shareholders' expense) before Closing to update the records at the Foreign Investments Commission of Mexico.

          2.2.2     Authorization; Binding Agreement

The execution, delivery and performance of this Agreement (and all documents set forth or described herein) by Shareholders has been duly authorized by all necessary action on the part of Shareholders. This Agreement (and all documents set forth or described herein) constitutes a legal, valid and binding obligation of Company and Shareholders, and, assuming the due authorization, execution and delivery by the other parties hereto, enforceable in accordance with its terms, except to the extent that such validity, binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

          2.2.3     No Conflict

Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement or the related documents being executed in connection herewith will, directly or indirectly (with or without notice or lapse of time);

               2.2.3.1 contravene, conflict with, or result in a violation of (a) any provision of the Organizational Documents of the Company, or (b) any resolution adopted by the board of directors or the stockholders of the Company; and in connection therewith, Shareholders hereby waive all pre-emptive or preferential rights or rights of first refusal they may have under the Company's Organizational Documents or applicable Mexican law (if any such rights exist);

               2.2.3.2 contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or the related documents being executed in connection herewith or to exercise any remedy or obtain any relief under, any Legal Requirement Known to Shareholders or any Order Known to Shareholders to which the Company or Shareholders, or any of the assets owned or used by the Company, or the Shares may be subject;

               2.2.3.3 to the Knowledge of Shareholders, result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

               2.2.3.4 to the Knowledge of Shareholders, cause Purchasers or the Company to become subject to, or to become liable for the payment of, any Tax (save and except for the Tax contemplated and for which appropriate provisions are being made pursuant to Section 1.2.1.3 of this Agreement);

               2.2.3.5 to the Knowledge of Shareholders, cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

               2.2.3.6 to the Knowledge of Shareholders, result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract to which the Company and/or any Shareholder is a party; or

               2.2.3.7 result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

     2.3     Financial Statements

      (a) Attached as Exhibit A hereto are copies of (i) the Balance Sheet of the Company as of October 31, 2008, and (ii) the Income Statement of the Company for the period from January 1, 2008, through October 31, 2008 (the "2008 Financial Statements") which fairly represent the financial position and results of operations of the Company (stated in Mexican Pesos), as of the respective dates of the 2008 Financial Statements and for each of the period then ended (subject, in the case of unaudited interim financial statements, to normal, recurring adjustments including year-end audit adjustments, which are not expected to have a Company Material Adverse Effect taken as a whole), prepared on an accrual basis of accounting. The 2008 Financial Statements, together with the Disclosure Schedule or as otherwise disclosed in this Agreement, accurately reflect all Liabilities of the Company as of October 31, 2008 Known to Shareholders, which will be supplemented within twenty (20) days after the Closing with (i) an income statement for the one month period ended November 30, 2008, and prepared to the best of Knowledge of Shareholders after due inquiry and investigation, and (ii) a balance sheet containing all Liabilities of the Company Known to Shareholders as of November 30, 2008.

      (b)      Attached as Exhibit A hereto are copies of (i) the Balance Sheets of the Company as of December 31, 2006 and December 31, 2007, and (ii) the Income Statements of the Company for the years ended December 31, 2006 and 2007 (collectively, the "Prior Years' Financial Statements") which fairly represent the financial position and results of operations of the Company (stated in Mexican Pesos), as of the respective dates of the Prior Years' Financial Statements and for each of the respective periods then ended (subject, in the case of unaudited interim financial statements, to normal, recurring adjustments including year-end audit adjustments, which are not expected to have a Company Material Adverse Effect taken as a whole). prepared predominantly on a cash basis of accounting.

     2.4     Tax Matters.

          2.4.1     Taxes Paid or Accrued

To Shareholders' Knowledge, all Taxes owed by the Company or relating to the business or assets of the Company (whether or not shown on any Tax Return) have been paid or, in the case of current Taxes not yet due or payable, will be duly provided for in the October 31, 2008 Balance Sheet. Shareholders represent that such Taxes that have become due prior to the Closing have been paid prior to Closing at the Company's expense, and that any unpaid Taxes accrued prior to Closing but not yet due are in an amount that does not have a Company Material Adverse Effect.

          2.4.2     Provisions for Unpaid Taxes

To Shareholders' Knowledge, the provisions for Taxes due by the Company (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the October 31, 2008 Balance Sheet are sufficient for all unpaid Taxes, whether or not disputed, of the Company as of October 31, 2008. As of the Closing Date, such provisions for Taxes, as adjusted for the passage of time through the Closing Date, will be sufficient for the then-unpaid Taxes of the Company.

          2.4.3     Tax Returns

To Shareholders' Knowledge, the Company has filed or caused to be filed (on a timely basis, subject to any permissible extensions, since its formation) all Tax Returns that are or were required to be filed by the Company pursuant to applicable Legal Requirements. Purchasers agree not to reopen any tax years not brought to their attention by the Governmental Authorities.

     2.5     Property

          2.5.1     Real Property

The Company does not own, nor has it or its predecessors ever owned, any real property.

          2.5.2     Leased Property

Exhibit B to the Terminated Agreement lists all real property leased or subleased to the Company, and includes correct and complete copies of the leases and subleases listed in the Disclosure Schedule, (except that a new lease for Store #10 (in replacement of the old lease for such store) has been entered into at Purchaser's request since the date of the Terminated Agreement, a copy of which new lease has been provided to Purchaser (all of the foregoing are collectively called the "Leases"). To the Knowledge of Shareholders, each Lease is legal, valid, binding, enforceable and in full force and effect. Shareholders disclose some of the landlords have required that one or both of the Shareholders execute a Lease not only on the Company's behalf, but also as a fiador (guarantor). It is Shareholders' belief that fiadors may be required to own real estate in Mexico, and neither of them does, but to Shareholders' Knowledge, such irregularity should not be a basis for termination of a Lease after the Closing Date, and Shareholders have not received a formal request from any landlord regarding the termination of any Lease agreement for such reason.

          2.5.3     Personal Property

The Company has good title to its items of personal property free and clear of all Encumbrances. All tangible personal property of the Company other than Inventory is in good working order, operating condition and state of repair, ordinary wear and tear excepted. The Disclosure Schedule lists each lease or other agreement or understanding (including all amendments) under which any tangible personal property other than Inventory having a cost or aggregate capital lease obligations in excess of US $10,000.00 is held or used (indicating for each lease (i) a description of the property leased thereunder, including location, (ii) the term thereof and a description of any available renewal periods, (iii) the rental and other material payment terms, (iv) the owner of the property subject to such equipment lease and (v) whether any consents are required under such lease in connection with the transactions contemplated by this Agreement). The Personal Property of the Company shall include without limitation all Personal Property of the Company as of October 31, 2008, save and except items written off or disposed of in Ordinary Course of Business.

     2.6     Inventory

To Shareholders' Knowledge, the Inventory is suitable and usable for its intended purpose in the Ordinary Course of Business, and the Inventory balance shown on the Financial Statements (rather than in any notes thereto) is presented on a cost basis in accordance with the past custom and practice of the Company. Since the Effective Date, no Inventory has been sold or disposed of except through redemptions by customers, or sales or write-offs in the Ordinary Course of Business, consistent with past practices.

     2.7     Consigned Inventory

To Shareholders' Knowledge, all Consigned Inventory is salable in the Ordinary Course of Business. The Company's internal records accurately identify Consigned Inventory as separate from Inventory. The Balance Sheets of the Company as of October 31, 2008, show the total cost basis of the Inventory and the Consigned Inventory in all material respects. Since the Effective Date, no Consigned Inventory has been sold or disposed of except through redemptions by customers, or sales or write-offs in the Ordinary Course of Business, consistent with past practices.

     2.8     Books and Records

To Shareholders' Knowledge, complete copies of the minute books (containing the records of meetings of stockholders and the board of directors), and the stock and stockholder record books of the Company through the Effective Date are attached to the Disclosure Schedule. However, the public records of stock ownership as filed with the Foreign Investments Commission of Mexico may not be current, and may require supplemental filings and fees paid by Shareholders or the Company before Closing to update the records at such Commission. The Parties agree that any changes to the minute books that may be necessary or appropriate for such purpose may be made to the minute books and stock books between the Effective Date and the Closing Date. Shareholders agree to furnish any supplemental minute book or stock book information relating to such changes to Purchasers within five (5) days of any such filing or amendment, and Purchasers agree not to object to such changes so long as such changes do not have a Company Material Adverse Effect or change the Shareholders' Percentages. To Shareholder's Knowledge, Exhibit G hereto is a list of all material recurring obligations of the Company.

     2.9     Proceedings and Litigation

There is no Proceeding or litigation pending against the Company, or to the Knowledge of Shareholders, threatened against the Company, excepting the litigation threatened and previously filed by First Cash against the Company, and except for several suits by former employees of the Company or of its employee leasing vendors, all of which are listed on the Disclosure Schedule.

     2.10     Intellectual Property

The only material trademark used by the Company to identify itself is "Presta Max", or a derivative thereof. It is not a registered trademark in Mexico or the United States. Barron has filed in the United States Patent and Trademark Office a notice of intent to use such trademark. Barron hereby abandons and quitclaims his rights, if any, to the "Presta Max" mark and application therefor without any warranty by Barron as to the scope, validity or exclusiveness of his rights to such mark, anything about such mark or any claims of infringement. Purchasers acknowledge that they are attributing no value to such mark.

     2.11     Employee Matters

To the Knowledge of Shareholders, the Company provides the payments and benefits to all employees as required by Legal Requirements. Shareholders advise Purchasers that if Purchasers move employees to a new company after Closing, Shareholders have no Knowledge of the effects upon employees' salaries or benefits, including acceleration thereof, and advise Purchasers to consider such possibility.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

     As an inducement to Shareholders to enter into this Agreement, Purchasers, jointly and severally, represent and warrant to Shareholders as follows, intending that Shareholders shall rely on such representations and warranties in connection with the transactions set forth herein:

     3.1     Organization of Purchasers

To Purchasers' Knowledge, both Servicios and FCSA are corporations duly organized, validly existing, and in good standing under the laws of Mexico. Purchasers have all requisite company power and authority to own, lease and operate their assets and properties and to carry on their business as now conducted.

     3.2     Authority; Binding Agreement

          3.2.1     Power

Purchasers have full power and authority to execute and deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated hereby, including, but not limited to the execution and delivery of all documents and agreements set forth and described herein, without obtaining the consent or approval of any other Person, governmental authority or other entity of any kind or description. Within the Knowledge of Purchasers, there are no filings, consents or approvals necessary on the part of Purchasers, the Shareholders or the Company which are necessary in order to consummate the transactions contemplated by this Agreement.

          3.2.2     Authorization; Binding Agreement

The execution, delivery and performance of this Agreement by Purchasers has been duly authorized by all necessary action on the part of Purchasers. Each of this Agreement, and the Notes is a legal, valid and binding obligation of the Purchaser or Purchasers signing same, enforceable in accordance with its terms, except to the extent that such validity, binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles. The Mutual Release is a legal, valid and binding obligation of First Cash enforceable in accordance with its terms, except to the extent that such validity, binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

          3.2.3     Financial Ability

Purchasers have the financial ability to pay the Purchase Price in the manner provided in this Agreement.

     3.3     Due Diligence

Purchasers represent that they have conducted their own due diligence concerning the Company, its books, records and Financial Statements, and that Purchasers are satisfied with the scope of their due diligence, and the results thereof, and are not relying on any written or unwritten representations from or about the Company or from the Shareholders except those specifically made by Shareholders in this Agreement, the Exhibits or the Schedules (including the Disclosure Schedule). Purchasers have satisfied themselves as to the Purchasers' assumption that the Company's adjusted EBITDA for 2008 would likely equal approximately sixty to sixty-five million pesos. Purchasers hereby acknowledge that Shareholders and the Company have not represented such result, do not represent such result and hereby expressly disclaim any forecast.

     3.4     Post-Closing Covenants of Purchasers

          3.4.1     Closing Cash

Purchasers will handle Closing Cash and make payments as stated in Section 4.5.

          3.4.2     Maintain Records

Purchasers will maintain all books and records of the Company until it certifies in writing to Sellers that all their indemnification obligations under Article 9 have ended.

          3.4.3     Lease Guaranties

Purchasers will timely make all payments on Leases due or accruing after the Closing Date, so that no landlord makes a claim or demand against either Shareholder as a guarantor or "fiador" on such Lease.

ARTICLE 4
ACTIONS PRIOR TO CLOSING

The parties covenant and agree to take the following actions between the Effective Date and the Closing Date:

     4.1     Consents

Each party will use its good faith efforts to obtain as soon as is practicable such consents and approvals of, or waivers by, and make such filings with, all third parties and governmental authorities (including, without limitation, any consents, filings or approvals of any foreign governmental authorities) necessary to permit or expedite the consummation of the transactions contemplated by this Agreement.

     4.2     Conduct of Business Pending Closing

Shareholders agree that after the date of this Agreement and pending the Closing, and except as otherwise consented to or approved by Purchasers in writing (which consent or approval shall not unreasonably withheld and which consent (or disapproval) shall be timely given), or except as otherwise provided herein, Shareholders shall cause the following covenants to be satisfied:

          4.2.1     Normal Course

The Company shall use Commercially Reasonable Efforts to carry on its business in the Ordinary Course of Business and substantially in the same manner as heretofore conducted, including without limitation making loans to customers in accordance with the Company's past practices.

          4.2.2     Preserve Business

The Company shall use Commercially Reasonable Efforts to preserve its organization intact, to retain its present employees and to preserve the goodwill of the Company's suppliers, customers and others having business relations with the Company, including, but not limited to, payment of all obligations to trade creditors consistent with past business practices.

          4.2.3     Comply with Legal Requirements and Obligations

The Company shall use Commercially Reasonable Efforts to perform all its material obligations under agreements, including lease agreements, relating to or affecting the assets, properties and rights of the Company and comply with all Legal Requirements within Knowledge of Shareholders which if violated might result in a Company Material Adverse Effect.

     4.3     Maintain and Protect Assets

Shareholders shall cause the Company to continue all normal and customary repairs, servicing, replacement, and upkeep of its equipment, properties and facilities, so as to maintain such equipment, properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted.

     4.4     Restrictions on Activities

Shareholders shall ensure that the Company shall not:

          4.4.1     Amendments

Amend its Organizational Documents in any way, or amend any Material Contract governing the operation of the Company in such a way that would have a Material Adverse Effect on the transactions contemplated by this Agreement. Notwithstanding the foregoing, Shareholders advise Purchasers that the Company has recently entered into a Lease amendment and renewal for Store #3, which among other things requires increased rental payments, and a new lease for Store #10, and that copies thereof have been included among the Leases;

          4.4.2     Capital Stock

Issue or sell any shares of capital stock of any class or any securities convertible into or exchangeable for any such shares or any options, warrants or other rights calling for or permitting the issuance, transfer, sale or delivery of any such shares or securities, or otherwise enter into any arrangement or contract with respect to any such shares or securities or make any other changes in its capital structure; provided, however, that the Company has not previously documented the Shareholders' stock ownership with certificates, and that this Agreement shall not prohibit the Company from creating and delivering share certificates to the Shareholders in an amount consistent with the Shares being purchased by Purchasers;

          4.4.3     Merger

Merge or consolidate or agree to a merger or consolidation with or into any corporation or other entity;

          4.4.4     Borrowings

Borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to the operation of the business of the Company, including without limitation indebtedness for money borrowed or purchase money indebtedness, except obligations and liabilities incurred in the Ordinary Course of Business and not exceeding US $25,000.00, except as consented to or approved by Purchasers in writing;

          4.4.5     Discharge of Other Parties

Pay, discharge or satisfy any claim, liability or obligation relating to the Company, other than the payment, discharge or satisfaction of any claim, liability or obligation in the Ordinary Course of Business (including costs and expenses related to this transaction), which may include the Company's efforts to settle claims by past or present employees;

          4.4.6     Liens

Permit or allow any of the properties or assets of the Company to be subject to any Encumbrance of any kind, or sell, assign, lease, transfer or otherwise dispose of any such properties or assets, except, in each case, in the Ordinary Course of Business;

          4.4.7     Inventory and Consigned Inventory

Make sales of Inventory or Consigned Inventory other than in the Ordinary Course of Business and consistent with the historical practices of the Company, or write down or up the value of the Inventory or Consigned Inventory of the Company, except for write-downs, write-ups and write-offs in the Ordinary Course of Business;

          4.4.8     Compensation

Except in the Ordinary Course of Business or as required by law, adopt or amend any compensation plan, or grant, or become obligated to grant, any general increase in the compensation of officers or employees of the Company (including any such increase pursuant to any compensation plan) or any increase in the compensation payable or to become payable to any such officer, employee, consultant or agent, make any change in any compensation plan or other employee welfare or benefit arrangement except pursuant to existing compensation plans or enter into any employment or similar agreement or arrangement (excluding immaterial oral agreements or arrangements) with any employee of the Company. Nothing in this Agreement prohibits Shareholders from receiving money from the Company, or causing the Company to pay or distribute money to the Shareholders, at any time prior to Closing, so long as the Closing Cash is maintained in accordance with Section 4.5. Any payments or distributions to the Shareholders initiated prior to Closing are permitted by this Section, even if they are not fully effectuated prior to Closing, so long as the Closing Cash is maintained in accordance with Section 4.5;

          4.4.9     Capital Expenditures

Make any capital expenditure or enter into any contract or commitment therefor or incur or agree to incur any liability therefor, relating to the Company, except in the Ordinary Course of Business or to replace a capital item that fails to operate properly, or if such expenditure or commitment therefor does not exceed US $10,000.00;

          4.4.10     Additional Employees

Hire additional employees except in the Ordinary Course of Business;

          4.4.11     Accounting Methods

Make any material change in its accounting methods, except for improvements and corrections thereto that have been discussed with Purchasers during their due diligence;

          4.4.12     Waiver of Contract Rights

Waive any material right under any Material Contract or terminate or fail to renew any Material Contract, if any such waiver or termination would have a Company Material Adverse Effect; or

          4.4.13     Encumbrance of Assets

Encumber any of the Company's assets.

     4.5     Cash Payments and Distributions

Prior to the Closing, Shareholders may cause the Company to make Cash distributions to Shareholders, whether by dividend or compensation, provided that, as of the Closing, the Company retains Closing Cash in an amount sufficient to pay all current liabilities, accruals and expenses incurred and accrued through the Closing Date. However, in no event will Cash distributions to Shareholders exceed $150,000 during the period between October 31, 2008 and Closing (which shall not include legal fees paid between October 31, 2008 and Closing). Shareholders also shall be permitted to reimburse themselves for the prepaid rent for Store #10. Any Closing Cash left in the Company's stores or bank accounts, or otherwise left in or with the Company on the Closing Date are purely for the convenience of Purchasers, will first be applied to pay any unpaid payroll, utility bills, lease payments or Taxes accrued by the Company through November 30, 2008, and the balance of the Closing Cash will be paid by Purchasers to the Shareholders in accordance with their respective Shareholders' Percentage within thirty (30) days of the Closing Date, such payments to be considered a reimbursement to Shareholders, and shall not be considered part of the Purchase Price. The Company is permitted, but not required, to pay any unpaid payroll, utility bills, lease payments or Taxes accrued by the Company through November 30, 2008, even if such payments are made earlier than required or earlier than such payments historically have been made. Shareholders shall pay Purchasers any shortfall in the Closing Cash on demand.

     4.6     Disclosure Schedule Update

From and after the Effective Date until the Closing Date, Shareholders shall promptly notify Purchasers, by written update to the Disclosure Schedule, of the occurrence or non-occurrence of any event which would be likely to cause any prior representation to no longer be true, and Purchasers agree not to object to such changes so long as such changes do not have a Company Material Adverse Effect or change the Shareholders' Percentages. The delivery of any notice permitted in this section shall cure any breach of any representation or warranty requiring disclosure of such matter as of the Effective Date.

     4.7     Access and Due Diligence Investigation

Purchasers acknowledge that Shareholders have, and have caused the Company and its Representatives to, (a) afford Purchasers and their Representatives and prospective lenders and their Representatives (collectively, "Purchasers' Advisors") full and free access to the Company's personnel, properties, books and records, and other documents and data, (b) afford Purchasers and Purchasers' Advisors full and free access to all suppliers, customers, landlords, creditors and others having any business relationship with the Company, (c) furnish Purchasers and Purchasers' Advisors with copies of all such contracts, books and records, and other existing documents and data as Purchasers have requested, and (d) furnish Purchasers and Purchasers' Advisors with such additional financial, operating, and other data and information as Purchasers have requested.

     4.8     No Negotiation

Until such time, if any, as this Agreement is terminated pursuant to Article 7, Shareholders will not, and will cause the Company's directors not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the business or assets of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

     4.9     Reasonable Efforts

All parties will use reasonable efforts and cooperate with the other parties to cause the conditions to Closing to be satisfied.

ARTICLE 5
CONDITIONS TO CLOSING

     5.1     Conditions to Obligations of Shareholders

The obligations of Shareholders to consummate the transactions provided for in this Agreement are subject to the fulfillment or written waiver, on or prior to the Closing Date, of each of the following conditions:

          5.1.1     Covenants; Representations

Purchasers shall have performed all agreements and covenants required hereby to be performed by them prior to or on the Closing Date, shall have paid the Purchase Price and made all deliveries at Closing required of Purchasers by this Agreement, and all representations and warranties of Purchasers shall continue to be true and correct as of the Closing Date.

          5.1.2     Consents

All consents, approvals and waivers from Governmental Authorities and other Persons Known to Purchasers necessary to permit the transactions contemplated by this Agreement shall have been obtained. In addition, Purchasers and Shareholders and the Company shall take such actions as reasonably requested by Purchasers in this Agreement to comply with any private placement or private transfer exemption under Mexican securities laws or similar Legal Requirements, and provide evidence or execute such documents as reasonably requested by counsel for the other parties to cause the sale of the Shares to not violate any securities law (for example, evidence of an exemption from registration and an investment letter). Purchasers and Shareholders agree to cooperate to determine as early as possible what, if anything, is required to satisfy the foregoing sentence.

          5.1.3     Authorization from Purchasers

Purchasers shall have taken all actions necessary in connection with the approval and authorization of the transactions contemplated hereby and all certificates, agreements, instruments and documents mentioned herein or incident to any such transaction contemplated hereunder.

          5.1.4     Promissory Notes. Purchasers' delivery to Shareholders of the Notes, duly executed by Servicios.

          5.1.5     First Cash Guaranties. Purchasers' delivery to Shareholders of the First Cash Guaranties, duly executed by First Cash.

          5.1.6     Subordination and Intercreditor Agreements. Purchasers' and the Senior Lenders' (as such term is defined in the Subordination and Intercreditor Agreements) delivery to Shareholders of the Subordination and Intercreditor Agreements in the forms of Exhibits H-1 and H-2, duly executed by First Cash and the Senior Lenders.

          5.1.7     Mutual Release. First Cash's and Purchasers' execution and delivery to Shareholders and to Alan Barron of the Mutual Release, duly executed and delivered by all parties thereto.

     5.2     Conditions to Obligations of Purchaser

The obligations of Purchasers to consummate the transactions provided for in this Agreement are subject, in the reasonable judgment of Purchasers, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

          5.2.1     Subordination and Intercreditor Agreement

The Shareholders' delivery to Purchasers of the Subordination and Intercreditor Agreement, attached as Exhibits "H-1 and H-2", fully executed by the appropriate Shareholder.

          5.2.2     Stock Certificates

Shareholders' delivery to the Purchasers of the Stock Certificates and stock powers fully endorsed to the Purchasers.

          5.2.3     Third-Party Consents

Consents and/or approvals, if any, have been, or will be, obtained from all third parties and/or Governmental Authorities Known to Shareholders whose consent is necessary to vest Purchasers with full ownership of the Shares.

          5.2.4     Resignation of Company's Directors, Officers and Comisario

Each member of the Company's board of directors, all of the Company's officers and the Company's Comisario shall have delivered a written resignation and release to Purchasers providing their irrevocable resignation of their respective offices with the Company in writing, signed in original and effective as of the Closing date, substantially in the form of Exhibit D attached hereto.

          5.2.5     Authorization from the Company's Shareholders

On the Closing Date or promptly thereafter, Shareholders shall have provided to Purchasers documentation sufficient to evidence the Shareholders' express waiver to any preferential right or right of first refusal to acquire the Shares that the Company's Bylaws and/or applicable Mexican law might accord them.

          5.2.6     No Material Adverse Effect

There shall not have been any Company Material Adverse Effect since the Effective Date.

          5.2.7     Closing Cash

At the Closing, the Company must retain Closing Cash in an amount sufficient to pay all current expenses incurred and accrued through the Closing Date.

          5.2.8     Inventory Schedules

Shareholders shall have provided to Purchasers Inventory balances ("Inventory Schedules") of all unsold Consigned Inventory and Inventory as of November 30, 2008. Purchasers shall have the right to verify the Inventory Schedules, as well as any updated list, by a physical examination of the actual items of Inventory and Consigned Inventory. From and after October 1, 2008 through the Closing, Shareholders represent and warrant that there shall be no wholesaling or scrapping of jewelry, and (other than the September, 2008 transfer to Barron of approximately U.S. $85,000 of inventory, which was disclosed to Purchaser during its due diligence) only normal retail of Inventory shall be permitted.

          5.2.9     Covenants; Representations

Shareholders shall have performed all agreements and covenants required hereby to be performed by them prior to or at the Closing Date, shall have made all deliveries at Closing required of Shareholders by this Agreement, and all representations and warranties of Shareholders herein as of the date hereof shall continue to be true and correct as of the Closing Date, with the exception of changes occurring in the Ordinary Course of Business or in accordance with the Shareholders' covenants under Article 4 hereof.

          5.2.10     Noncompetition Agreement of Alan Barron. Alan Barron must have signed the Mutual Release in the form attached as Exhibit "E", containing a non-competition clause imposing restrictions on him in favor of First Cash being substantially similar to the noncompetition restrictions imposed on the Shareholders under Section 8.5 of this Agreement; provided, however, that such Mutual Release must be simultaneously executed by First Cash.

ARTICLE 6
THE CLOSING

     6.1     Closing Date

The closing of the transactions contemplated by this Agreement ("Closing") shall take place at 10:00 a.m. CST on December 1, 2008, at the offices of Hill Gilstrap, 1400 West Abram Street, Arlington, TX 76013, or on such other date and at such other place as the parties mutually may agree in writing. In the event that one or more of the conditions to Closing is not satisfied on December 1, 2008, the parties hereto agree to cooperate to satisfy such conditions as soon thereafter as reasonably possible, and to deliver such documents as needed to extend the Closing Date for up to December 5, 2008, but for all purposes so long as Closing occurs on or before December 5, 2008, the Closing will be deemed to have occurred at the opening of business on December 1, 2008. TIME IS OF THE ESSENCE OF THIS AGREEMENT. All conditions set forth in Article 5 must be satisfied or waived by the Closing Date (excluding conditions that, by their terms, cannot be satisfied until the Closing Date). Any condition to Closing may be waived only in writing by the party for whose benefit such condition is included, provided however that any condition not waived in writing shall be deemed waived at the time the Closing actually occurs. The Closing shall take place by exchange of documents electronically, via overnight courier, facsimile, or messenger or at such physical location as is mutually agreeable to the parties. The actual date and time on which the Closing takes place shall be referred to as the "Closing Date."

     6.2     Shareholders' Closing Deliveries

At the Closing and subject to the terms and conditions contained in this Agreement, Shareholders shall deliver or cause to be delivered to Purchasers the following:

          6.2.1     Certificates evidencing the Shares conveyed by Shareholders, free and clear of any Encumbrances duly endorsed in blank for transfer or accompanied by an assignment separate from certificate.

          6.2.2     A certification of the entries in the Company's stock record book evidencing the conveyance of the Shares by the Shareholders to the Purchasers free and clear of any Encumbrances (provided, however, that the certificates issued to Purchasers may have restrictions noted thereon as required by law, including any required by applicable securities laws).

          6.2.3     The Mutual Release, in the form of Exhibit "E", will contain a non-competition clause from Alan Barron in favor of First Cash on the terms set forth therein.

          6.2.4     The Shareholders', Company's and Alan Barron's written confirmation that the Mutual Release includes all claims that they had, or could have had, against First Cash through the end of the Closing Date, all on the same terms as stated in the Mutual Release.

     6.3     Purchasers' Closing Deliveries

At the Closing and subject to the terms and conditions contained in this Agreement, Purchasers shall pay the Purchase Price for the Shares and also shall deliver or cause to be delivered to Shareholders (or, as to the amounts called for by Section 1.2.1.3, to the Hacienda on behalf of the Shareholders) the following:

          6.3.1     The Closing Payments in the amount of the Purchase Price paid in accordance with Section 1.2.1 and its subsections.

          6.3.2     Documents called for by Section 5.1.

          6.3.3     Purchasers' written acknowledgement that THIS AGREEMENT IS AN ARMS-LENGTH AGREEMENT BETWEEN THE PARTIES. PURCHASERS ACKNOWLEDGE BEING GIVEN FULL AND FAIR OPPORTUNITY TO CONDUCT DUE DILIGENCE DURING THE INSPECTION PERIOD TO DETERMINE THE FEASIBILITY OF THIS PURCHASE. THE PURCHASE PRICE WAS BARGAINED FOR ON THE BASIS OF SHAREHOLDERS DELIVERING THEIR RESPECTIVE SHARES IN THE COMPANY "AS IS, WHERE IS", AND REFLECTS THE AGREEMENT OF THE PARTIES THAT THERE ARE NO REPRESENTATIONS, DISCLOSURES, OR EXPRESS OR IMPLIED WARRANTIES OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT. SHAREHOLDERS MAKE NO WARRANTIES OF THE CONDITION, MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE COMPANY OR THE SHARES TRANSFERRED HEREBY OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT. ALL REPRESENTATIONS AND WARRANTIES, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ARE DISCLAIMED.

          6.3.4      The Notes, as called for by Section 1.2.1.4, duly executed by Servicios.

          6.3.5     First Cash's written confirmation that the Mutual Release includes all claims that it has, or could have had, against the Shareholders, the Company and Alan Barron through the end of the Closing Date, all on the same terms as stated in the Mutual Release.

     6.4     Simultaneous Deliveries and Action

All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant parties have agreed to waive such delivery or action. If the Closing does not occur, any delivery made or other action taken in anticipation of the Closing shall be deemed not to have occurred and be without force or effect.

ARTICLE 7
TERMINATION

     7.1     Termination

This Agreement may be terminated at any time prior to the Closing Date as follows:

          7.1.1     by Purchasers or Shareholders if any court of competent jurisdiction or Governmental Authority issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree or ruling has not been stayed or rescinded within 15 days of issuance;

          7.1.2     by Purchasers, if any of the conditions set forth in Section 5.2 have not been fulfilled by the Closing Date, or if it becomes certain that any of such conditions will not be fulfilled by the Closing Date;

          7.1.3     by Shareholders, if any of the conditions set forth in Section 5.1 have not been, or if it becomes certain that any of such conditions will not be, fulfilled by the Closing Date; or

          7.1.4     at any time with the mutual written consent of Purchasers and Shareholders.

     7.2     Effect of Termination

If this Agreement is terminated as provided in this Article 7, this Agreement shall forthwith become void and have no effect, without liability on the part of any party, its directors, officers or stockholders, provided, however, that nothing contained in this Agreement shall relieve any party from liability for any breach of this Agreement occurring before such termination. The effects of termination pursuant to Section 7.1.2 or 7.1.3 shall be as follows:

          7.2.1     If this Agreement is terminated by Purchasers pursuant to Section 7.1.2, then the Nondisclosure Agreement shall remain in effect and shall survive the termination of this Agreement, but the Mutual Release shall not become effective.

          7.2.2     If this Agreement is terminated by Shareholders pursuant to Section 7.1.3, then the Nondisclosure Agreement shall remain in effect and shall survive the termination of this Agreement, but the Mutual Release shall not become effective.

ARTICLE 8
ACTIONS AND OBLIGATIONS AFTER CLOSING

     8.1     Further Assurances

On and after the Closing Date, each party shall take all appropriate action, use its reasonable efforts, and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

     8.2     Tax

In the event any Governmental Authority imposes any Tax on any sale of the Shares to Purchasers pursuant to this Agreement, Shareholders shall pay any such Tax (subject, however, to the credit of the Five Million U.S. Dollars that Purchaser has agreed to pay to the Hacienda in Section 1.2.1.3 hereof). In the event Purchasers are required to pay any such Tax by reason of Shareholders' failure to make such payment, Shareholders shall promptly reimburse Purchasers therefor.

     8.3     Tax Audits

In the event either Shareholders or Purchasers are notified that the Company is the subject of any audit or other inquiry from any Tax Authority, such party will, to the extent legally permissible, notify the other party of such audit or inquiry and from time to time will notify such other party of the status of any such audit, and will reasonably cooperate with the other in resolving such audit.

     8.4     Shareholders' Representative

Following execution of this Agreement by all of the parties hereto, Barron is hereby appointed attorney-in-fact and authorized and empowered to act, for and on behalf of each of the Shareholders in connection with this Agreement and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including (i) to establish a single bank account for receipt and subsequent distribution to Shareholders of any amounts payable to Shareholders following the Closing, (ii) to compromise on their behalf with Purchasers any claims asserted thereunder, (iii) to execute and deliver on behalf of Shareholders any documents required by this Agreement or the Escrow Agreement, and (iv) to take such further actions, including coordinating and administering post-closing matters related to the rights and obligations of Shareholders, as are authorized or required by this Agreement (the above-named representative, as well as any subsequent representative of the Shareholders being referred to herein as the "Shareholders' Representative"). The Shareholders' Representative shall not be liable to the other Shareholder, Purchaser, the Company or their respective Affiliates or any other Person with respect to any action taken or omitted to be taken by the Shareholders' Representative in his role as Shareholders' Representative unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Shareholders' Representative. Purchasers and the Company shall be entitled to rely on the appointment of the Shareholders' Representative pursuant to this section and to treat such Shareholders' Representative as the duly appointed attorney-in-fact of each Shareholder.

     8.5     Purchasers' Representative

Following execution of this Agreement by all of the parties hereto, Servicios is hereby appointed attorney-in-fact and authorized and empowered to act, for and on behalf of each of the Purchasers in connection with this Agreement and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including (i) to establish a single bank account for receipt and subsequent distribution to Purchasers of any amounts payable to Purchasers following the Closing, (ii) to compromise on their behalf with Shareholders any claims asserted thereunder, (iii) to execute and deliver on behalf of Purchasers any documents required by this Agreement, and (iv) to take such further actions, including coordinating and administering post-closing matters related to the rights and obligations of Purchasers, as are authorized or required by this Agreement (the above-named representative, as well as any subsequent representative of the Purchasers being referred to herein as the "Purchasers' Representative"). The Purchasers' Representative shall not be liable to the other Purchaser, Shareholders, the Company or their respective Affiliates or any other Person with respect to any action taken or omitted to be taken by the Purchasers' Representative in its role as Purchasers' Representative unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Purchasers' Representative. Shareholders and the Company shall be entitled to rely on the appointment of the Purchasers' Representative pursuant to this section and to treat such Purchasers' Representative as the duly appointed attorney-in-fact of each Purchaser.

     8.6     Restrictive Covenant

At the request of First Cash and Purchasers, each of Shareholders severally but not jointly agrees that, for a period of four (4) years for Tidwell, or for six (6) years for Barron, commencing on the Closing Date (the "Restricted Period"), such Shareholder will not own, open, manage, operate, act as an officer, director, paid consultant, paid advisor, independent contractor, shareholder, partner, lender, agent, owner or principal of or become employed in a Pawnshop whose retail stores are physically located within the United States or Mexico (the "Restricted Territory"). It shall not be a violation of this covenant for either Shareholder to: (i) reside or do business (other than as prohibited in this Section) in the Restricted Territory during the Restricted Period, (ii) own not more than three percent (3%) in the aggregate of the stock of any private entity or entity actively trading its securities in any domestic or foreign market, regardless of whether such entity directly, or through an affiliate, subsidiary, or related company, owns or operates a Pawnshop whose retail stores are physically located in the Restricted Territory, or (iii) engage in business activity by remote means, including, without limitation, by use of telephone, cellular telephone, pager, Blackberry, smartphone or similar device, PDA, internet, facsimile, and email, even if such business activity concerns Pawnshops, provided such business activity is not performed for or on behalf of any person or company that owns or operates a Pawnshop whose retail stores are physically located within the Restricted Territory during the Restricted Period. In addition, each of the Shareholders severally but not jointly agrees not to Knowingly solicit customers or Knowingly recruit employees of the Company or Purchasers within the Restricted Territory during the Restricted Period. The foregoing shall not prohibit general advertising by any means, including radio, television, internet or print, for employees or customers. Should any provision of this Section 8.6 be determined by a court or arbitration tribunal to be unreasonable and/or unenforceable, such provisions shall be reformed by said court or arbitration tribunal so as to afford Company, Purchasers and/or their respective successor(s), the maximum protection deemed reasonable and enforceable under the law. Shareholders unconditionally represent and warrant to Purchasers that the restrictions in this Section 8.6 are reasonable and necessary to protect the goodwill and business interests of the Company and Purchasers. Each of the Shareholders severally but not jointly agrees not to challenge the enforceability of this Section within the Restricted Territory within the Restricted Period. Shareholders acknowledge that Purchasers are entering into this Agreement in reliance upon the foregoing representation and warranty of the Shareholders.

ARTICLE 9
INDEMNIFICATION

     9.1      Representations and Warranties

          9.1.1     Survival

Each representation and warranty in Articles 2 and 3 and the post Closing obligations of the Parties set forth in Article 8 shall survive the Closing Date. Except as otherwise provided in this Agreement, the Purchasers' and Shareholders' sole and exclusive remedy for any breach of a representation or warranty under Article 2 or Article 3 shall be to make a claim for indemnity under this Article 9. With respect to a breach by the Parties of their respective post Closing obligations under Article 8 of this Agreement, the non-breaching party may make a claim for indemnity under this Article 9 and may also seek equitable, injunctive, and other monetary relief damages as allowed by this Agreement and applicable law.

          9.1.2     Scope

Shareholders' representations and warranties shall be deemed to include statements made by Shareholders in this Agreement and in the Disclosure Schedule.

     9.2     Indemnification

          9.2.1     Indemnity by Shareholders

Shareholders shall jointly and severally indemnify and hold harmless Purchasers, Company, and their respective employees, officers, directors, attorneys, agents and representatives (the "Purchaser Indemnified Parties") from and against any costs or expenses (including attorneys', experts' and consultants' fees), judgments, fines, penalties, losses, claims, liabilities and damages (collectively, "Losses" ) that are the result of, arise out of or relate to any breach of any representation or warranty or failure to perform any covenant made by or on behalf of Shareholders in this Agreement. Following payment to Purchasers or any of the Purchaser Indemnified Parties of any such Losses, each Shareholder shall have the right of contribution against the other Shareholder to recover any sums paid by a Shareholder in excess of his respective Shareholder's Percentage.

          9.2.2     Indemnity by Purchasers

Purchasers shall jointly and severally indemnify and hold harmless Shareholders, and their respective heirs, administrators, executors, personal representatives, successors and assigns (the "Shareholder Indemnified Parties") from and against any Losses that are the result of, arise out of or relate to any breach of any representation or warranty or failure to perform any covenant made by or on behalf of Purchasers in this Agreement. Following payment to Shareholders or any of the Shareholder Indemnified Parties of any such Losses, each Purchaser shall have the right of contribution against the other Purchaser to recover any sums paid by a Purchaser in excess of its respective percentage of Shares of the Company owned and held by the Purchaser.

     9.3     Claims

          9.3.1     If an Indemnified Party intends to seek indemnification pursuant to this Article 9, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim ("Indemnity Demand"), sufficiently promptly to enable the Indemnifying Party to protect its rights, but not later than ten (10) Days following the Indemnified Parties' actual knowledge of such claim. The Indemnity Demand shall include a summary of the factual and contractual basis for such claim, and shall include a description of any third-party claim in respect of which indemnification is sought, along with supporting documentation. The failure to provide such Indemnity Demand will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall respond in writing to said indemnity demand sufficiently promptly to enable the Indemnified Party to protect its rights, but not later than twenty (20) Days following the Indemnity Demand, either by accepting its performance obligations hereunder, or setting forth the factual and contractual basis for its refusal, if any, to so perform.

          9.3.2     If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within twenty (20) Days after receipt of the Indemnity Demand and upon notice to the Indemnified Party, assume at its own expense, through counsel satisfactory to such Indemnified Party in its reasonable judgment, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith, provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it. Without limitation of the foregoing, Shareholders shall have the right, and the obligation, to defend the Company against the remaining claims by former employees of the Company or of their employee leasing vendors, which are described on the Disclosure Schedule, and the Company will cooperate in all reasonable ways with Shareholders (but not to bear any expense) in such defense, including appointing the Shareholder's Representative (or his designee) as a special representative of the Company for the limited purposes of defending and/or settling such claims (the "Remaining Employee Claims"). If the Indemnified Party reasonably determines that representation by the Indemnifying Party's counsel of both the Indemnifying Party and the Indemnified Party may present such counsel with a material conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party's separate counsel. Notwithstanding anything in this section to the contrary, the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Indemnifying Party's consent, such consent not to be unreasonably withheld. If the Indemnifying Party is not contesting such claim in good faith (including if it does not notify the Indemnified Party of its assumption of the defense of such claim within the twenty (20) Day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

          9.3.3     If a firm written offer is made by the third party to settle a third-party claim referred to in Section 9.3.2, and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then, provided that such proposed settlement (x) includes a full and unconditional release of the Indemnified Party, (y) does not provide for anything other than the payment of money damages, and (z) shall be paid in full by the Indemnifying Party, (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third party claim, (ii) the maximum liability of the Indemnifying Party relating to such third party claim shall be the amount of the proposed settlement, and other amounts for which the Indemnified Party would be entitled to prior to the rejection of the proposed settlement, if the amount thereafter recovered from the Indemnified Party on such third party claim is greater than the amount of the proposed settlement, and (iii) the Indemnified Party shall pay all attorneys' fees incurred after the rejection of such settlement by the Indemnified Party. If the amount thereafter recovered by such third party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party shall be reimbursed by the Indemnifying Party for such attorneys' fees up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

     9.4     Basket

Notwithstanding the foregoing, Shareholders shall not be obligated to pay any amounts for indemnification for any Losses until the aggregate amount of all Losses, excluding Losses arising from (1) intentional or knowing breaches of any representation, warranty or covenant, (2) any Taxes owed by the Company for periods prior to Closing, whether Known or not, as well as any Taxes owed by the Shareholders as a result of their sales of their Shares pursuant hereto, to the extent that such Taxes exceed the Five Million U.S. Dollars that Purchasers are withholding and paying to the Hacienda pursuant to Section 1.2.1.3, or (3) the Remaining Employee Claims plus any employee claims by employees terminated prior to the Closing Date against the Company, Servicios Administrativos Central America, S.A. de C.V. and/or Administracion y Consultoria De Empresas Internacionales, S.A. de C.V., except as set forth in Section 9.3.3 (the foregoing items 1, 2 and 3 collectively referred to as "Non-Basket Losses"), exceeds the sum of One Hundred Thousand Dollars (US $100,000.00) (the "Basket"), whereupon Shareholders, jointly and severally, shall pay in full such Losses in excess of US $100,000.00; provided, however, Shareholders, jointly and severally, shall be obligated to pay all amounts of Non-Basket Losses from the first dollar without regard to whether the aggregate of all other Losses of Purchasers exceeds the Basket.

     9.5     No Contribution or Reimbursement

Notwithstanding the fact that the Company as a party to this Agreement may have made representations and warranties to Purchaser, Shareholders shall not have any right of contribution or reimbursement whatsoever from the Company with respect to such representations, warranties or covenants.

ARTICLE 10
GENERAL PROVISIONS

     10.1     Assignment

Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Shareholders without the prior written consent of Purchasers, or by Purchasers without the prior written consent of Shareholders.

     10.2     Transactional Fees and Expenses

Each party will pay all of its own expenses incident to the negotiation and preparation of this Agreement and the consummation of all transactions contemplated hereby.

     10.3     Governing Law

This Agreement and any disputes or claims to be arbitrated hereunder shall be governed by and interpreted in accordance with the laws of the State of Texas, U.S.A.

     10.4     Venue

The Parties agree that any action or proceeding relating to or arising out of this Agreement shall be brought, to the exclusion of all other Courts, in a District Court for Tarrant County, Texas, or provided subject matter jurisdiction exists, in a United States District Court for the Northern District of Texas, Fort Worth Division. Each of the Parties unconditionally agree not to commence any action or proceeding relating to or arising out of this proceeding except in one of the Courts described above.

     10.5     Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.6     Notices

Any notice required or authorized to be given hereunder or any other communications between the parties provided for under the terms of this Agreement shall be in writing (unless otherwise provided) and shall be served personally, or by reputable express courier service with a reliable system for tracking delivery, or by facsimile transmission addressed to the relevant party at the address stated below or at any other address provided by that party to the other as its address for service. Any notice so given personally shall be deemed to have been served on delivery, any notice so given by express courier service shall be deemed to have been served two (2) business days after the same has been delivered to the courier, and any notice so given by facsimile transmission shall be deemed to have been received on dispatch. In proving such service, it shall be sufficient to produce the receipt of a reputable courier company showing the correct address of the addressee or prove that the facsimile transmission was followed by an activity report showing the correct facsimile number of the party on whom notice is served and the correct number of pages transmitted. If an attempt to give notice by facsimile transmission fails because of any problem with the recipient's designated facsimile number or facsimile equipment, such notice will nevertheless be considered to have been received at the time such transmission was attempted if it is also sent that day by guaranteed overnight delivery to the recipient for receipt on the following day. Any party may designate a new address for purposes of notice hereunder by notice to the other parties hereto in the manner provided above. Initial notice addresses are as follows:

To Purchasers:	Ya Servicios, S.A. de C.V., SOFOM, E.N.R. c/o First Cash Financial Services, Inc. 690 East Lamar Blvd., Suite 400 Arlington, TX 76011 Facsimile: (817)461-7019 Attention: Rick Wessel, CEO

With a copy (which shall not constitute notice) to:	Hill Gilstrap, P.C. 1400 West Abram Arlington, TX 76013 Facsimile: (817)861-4685 Attention: Frank Hill, Esq.
To Shareholders:	Jeff A. Barron 2408 Victory Park Lane Residence 935 Dallas, TX 75219 Facsimile: (214) 397-4159 Christopher Cloud Tidwell 6371 Safe Haven Lane Brownwood, TX 76801 Facsimile: (325)784-9143

With a copy (which shall not constitute notice) to:	Cantey Hanger LLP 1999 Bryan Street, Suite 3330 Dallas, TX 75201 Facsimile: (214) 978-4150 Attention: Lee Wilkins

     10.7     Entire Agreement; Amendments and Waivers

This Agreement together with all exhibits and Schedules hereto, shall constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including without limitation, the Terminated Agreement and the Terminated Settlement and Mutual Release Agreement (which was the Settlement and Mutual Release Agreement entered into simultaneously with the Terminated Agreement). No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     10.8     Interpretation; Drafting

This Agreement shall be construed equally as against the parties hereto and shall not be construed against the party responsible for its drafting. All prior drafts of this Agreement shall be disregarded in construing the intent of any provision contained herein or therein, and such prior drafts shall be inadmissible in any proceeding at which any such provision is to be interpreted. This Agreement has been negotiated and executed in the English language. Translations of this Agreement into other languages are for convenience only and shall have no force and effect on the legal interpretation of this Agreement, and the English version shall control in all respects. The parties acknowledge that there are three (3) Spanish-language stock purchase agreements attached as Exhibits I-1, I-2, and I-3 (the "Spanish-Language SPA's"), which the parties have been informed are formalities needed for Mexican stock transfer documentation. The parties hereto agree that anything in the Spanish-Language SPA's that is inconsistent with the provisions of this Agreement will be disregarded, and the terms of this Agreement will control over any inconsistent terms contained in the Spanish-Language SPA's.

     10.9     Invalidity

In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     10.10     Headings

The headings of the articles and sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     10.11     Publicity

Except to the extent required by applicable law (including securities laws), no party hereto shall issue any press release regarding the transactions contemplated hereby without the prior written approval of Purchasers and Shareholders (which approvals shall not be unreasonably withheld).

     10.12     Confidential Information

In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party has had and will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except in connection with the transactions contemplated hereby and, in the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and agents who have had access to such information, to keep confidential and not to use any such information, unless such information is now or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public, provided, however, that this section shall in no respect prohibit or restrict any party from making any disclosures required by applicable laws (including securities laws). Any party making any such disclosure shall, however, provide the other party with advance notice of any such disclosure to the extent practicable.

     10.13     No Third Party Beneficiaries

The covenants contained herein are made solely for the benefit of the parties hereto and successors and assigns of such parties as specified herein, and shall not be construed as having been intended to benefit any third party which is not a party to this Agreement; provided, however, that First Cash is a beneficiary of Purchasers.

     10.14     Exhibits

All exhibits and schedules, including the Disclosure Schedule, attached hereto are hereby incorporated herein by this reference. Provided, however, that statements contained in the Leases or other documents delivered by Shareholders or the Company to Purchasers pursuant to this Agreement shall not be deemed representations of the Shareholders unless specifically so identified as such in writing.

     10.15     Defined Terms

For the purposes of this Agreement, the following words and expressions shall have the following meanings:

          10.15.1      "Affiliate" means any other Person who controls, is controlled by or is under common control with the Company or the referenced Person.

          10.15.2      "Bankruptcy" as used herein, shall occur when: (i) the entity or person seeks or submits to any decree or order directed at such entity under the bankruptcy laws of the United States of America or, if applicable, the laws of Mexico, regarding the reorganization or liquidation of such entity's assets (the "Bankruptcy Laws"); (ii) any court or commission with jurisdiction over the subject matter enters any decree or order directed at the entity under the Bankruptcy Laws; (iii) any person with standing to do so files any petition directed at the entity or person under the Bankruptcy Laws, which petition is not dismissed within ninety (90) days; (iv) the entity otherwise directs or seeks the winding up or liquidation of the business affairs of such entity; (v) the entity or person has all of its assets attached or seized; or (vi) the entity or person admits in writing its inability to pay its debts generally as they become due.

          10.15.3      "Business Day" means any Day other than a Saturday, Sunday or public holiday or a day on which banks are required or permitted to close under the laws of the State of Texas.

          10.15.4      "Cash" means cash, checks, money orders, and short-term highly liquid investments having an original maturity of three months or less.

          10.15.5      "Closing Cash" means the amount of Cash remaining in accounts of the Company or otherwise left in or with the Company at and immediately following the Closing.

          10.15.6      "Commercially Reasonable Efforts" means the efforts that a reasonable Person desirous of achieving a result would use in similar circumstances to insure that such result is achieved as expeditiously and effectively as possible, exercising discretion and its good faith business judgment in devising a strategy to achieve such result.

          10.15.7      "Company Material Adverse Effect" means any change or effect that would be materially adverse to the condition (financial or otherwise), results of operations, businesses, prospects, properties, assets or liabilities of the Company.

          10.15.8      "Consigned Inventory" shall mean the goods held by the Company for sale on behalf of the Company's customers.

          10.15.9      "Current Liabilities" means the amounts reflected as current liabilities of the Company as of the applicable date on its financial statement determined in accordance with generally accepted accounting principles and includes, but is not limited to, items such as accounts payable, accrued expenses, and unpaid accrued taxes.

          10.15.10      "Day" means calendar day unless otherwise specified.

          10.15.11      "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership. Encumbrance specifically does not include the effects or prospective effects of the allegations by Purchasers against the Company or the Shareholders that have been made, or could have been made, in litigation, or the requirement of the Shareholders to register past stock transfers with the Foreign Investments Commission of Mexico and to pay any fines due for past failure to so register.

          10.15.12      "GAAP" means generally accepted accounting principles in effect in the United States and as consistently applied and subject to normal recurring year-end adjustments.

          10.15.13      "Governmental Authority" means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

          10.15.14      "Indemnified Party" means any Person entitled to indemnity from an Indemnifying Party pursuant to Article 9.

          10.15.15      "Indemnifying Party" means any Person required to provide indemnity to any other party pursuant to Article 9.

          10.15.16      "Inventory" means all merchandise that has been pawned and not yet redeemed, and is not intended for sale by the Company. The Inventory is owned by the Company's customers, and does not include Consigned Inventory.

          10.15.17      "Knowledge" or "Known" or "Knowingly" means that an individual shall be deemed to have "Knowledge" of, or to Know, a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) shall be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served as a director or president or vice president of such Person has, or at any time had, Knowledge of such fact or other matter.

          10.15.18      "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including, without limitation, any liability for Taxes.

          10.15.19      "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, court order, consent, decree, regulation, license, permit, statute, or treaty.

          10.15.20      "Mutual Release" means the instrument of even date herewith entitled, "Settlement and Mutual Release Agreement", being entered into on the date hereof by and among First Cash, the Shareholders, the Company, Alan Barron, and the Purchaser, and the mutual releases given under such instrument.

          10.15.21      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity, timing and frequency).

          10.15.22      "Occupational Safety and Health Law" any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

          10.15.23      "Order" means any final and non-appealable award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

          10.15.24      "Organizational Documents" means (a) any articles of incorporation, certificate of formation, charter, bylaws, or similar documents adopted or filed in connection with the creation, formation, organization or governance of any entity or Person; and (b) any amendment to any of the foregoing.

          10.15.25      "Pawnshop" means shall include the business (including without limitation, business conducted through the internet) of pawn loans, consignments, jewelry exchange, retailing of consigned pawn merchandise, buying of merchandise, other installment/short-term loans and any other traditional pawnshop products currently offered in Mexico by the Company, Servicios, FCSA, or their affiliates.

          10.25.26      "Person"means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity.

          10.25.27      "Proceeding any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

          10.25.28      "Tax" includes all Mexican federal, state, local and foreign taxes, or assessments, including but not limited to those regulated under the following laws, their regulations and applicable administrative rules: "Codigo Fiscal de la Federación", "Ley del Impuesto sobre la Renta", "Ley del Impuesto al Valor Agregado", "Ley del Impuesto Empresarial a Tasa Unica", "Ley del Impuesto al Activo", "Ley del Impuesto Especial sobre Producción y Servicios", "Ley del Impuesto a los Depositos en Efectivo", "Ley del Impuesto Sobre Tenencia o Uso de Vehículos", "Ley Federal de Derechos", "Ley del Seguro Social", "Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores" and all other income taxes of the Company or the Shareholders relating to periods prior to the Closing Date, as well as any Taxes owed by the Shareholders as a result of their sales of their Shares pursuant hereto, to the extent that such Taxes exceed the Five Million U.S. Dollars that Purchasers are withholding and paying to the Hacienda pursuant to Section 1.2.1.3, sales, gross receipts, estimated, excise, use, value added, royalty, franchise, payroll, employment, social security, employee housing, disability, withholding, property, customs, duties, profits and import taxes and any additions to tax, adjustments for inflation, interest or penalties applicable thereto.

          10.15.29      "Tax Authority" means any governmental agency, board, bureau, body, department or authority of any federal, state or local jurisdiction, or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

          10.15.30      "Tax Return" means any report, return, statement, declaration, claim for refund, election or other written information required to be supplied to a taxing authority, including any schedule or attachment thereto; in connection with Taxes and any amended Tax Returns.

          10.15.31      "US $" means dollars, legal currency of the United States of America.

          10.15.32      "Employee", whether or not capitalized, will be deemed in this Agreement to include employees of the Company or of the Company's two employee leasing vendors.

          10.15.33      "Material Contract" means any one or more of the Company's Leases, the Company's contract with its security service vendor, and the contracts with the Company's two employee leasing vendors.

     10.16     Section 338(g) Tax Election

Purchasers will consider and may make an election under Internal Revenue Code Section 338(g) to treat the stock purchase as an asset purchase for U.S. income tax purposes.  Purchaser will notify Shareholders if such election is made in accordance with Treasury Regulation Section 1.338-2(e)(4).  Shareholders must affirmatively oppose Purchaser's consideration of such election in writing delivered to Purchaser prior to closing; otherwise, Shareholders' consent shall be conclusively presumed; provided, however, that any Taxes that accrue to the Company as a direct or indirect result of such election by Purchasers shall not be Taxes that Sellers indemnify Purchasers against or have any responsibility for whatsoever.

[SIGNATURE PAGE FOLLOWS]

The parties agree, by their signatures below, that this Agreement is effective as of the date first written above.

PURCHASERS:

YA SERVICIOS, S.A. DE C.V., SOFOM, E.N.R.,
a Mexican corporation

By:___________________________________
      Name: Rick L. Wessel
      Title: Attorney in Fact

FIRST CASH, S.A. DE C.V.,
a Mexican corporation

By:___________________________________
      Name: Rick L. Wessel
      Title: Attorney in Fact

SHAREHOLDERS: THE COMPANY:

_____________________________________
CHRISTOPHER CLOUD TIDWELL,
Individually

_____________________________________
JEFF A. BARRON, Individually

CENTRAL AMERICA CAPITAL, S.A. DE C.V.

By:__________________________________
      Name:_____________________________
      Title:______________________________

SHAREHOLDERS' REPRESENTATIVE:

The undersigned hereby acknowledges his
appointment as the Shareholders'
Representative hereunder and his willingness
to fulfill the duties of the Shareholders'
Representative as contemplated by Section 8.4
and the other provisions of this Agreement.

_________________________________________
JEFF A. BARRON

PURCHASERS' REPRESENTATIVE:

The undersigned hereby acknowledges its
appointment as the Purchasers' Representative
hereunder and his willingness to fulfill the
duties of the Purchasers' Representative as
contemplated by Section 8.5 and the other
provisions of this Agreement.

_________________________________________
YA SERVICIOS, S.A. DE C.V., SOFOM, E.N.R.,
a Mexican corporation

By:___________________________________
      Name: Rick L. Wessel
      Title: Attorney in Fact

EXHIBIT E

SETTLEMENT
AND MUTUAL RELEASE AGREEMENT

     This Settlement and Mutual Release Agreement (this "Agreement") is entered into as of the 1st day of December, 2008, by and between FIRST CASH FINANCIAL SERVICES, INC., a Delaware Corporation, on the one hand, and CENTRAL AMERICA CAPITAL, S.A. DE C.V., a, corporation organized and existing under the laws of Mexico ("CAC"); JEFF A. BARRON, an individual ("Jeff"), CHRISTOPHER CLOUD TIDWELL, an individual ("Tidwell") (Jeff and Tidwell each being a "Shareholder", and together, "Shareholders"); and J. ALAN BARRON, an individual ("Alan"), on the other hand. Collectively, all of the foregoing are referred to as the "Parties" and individually as a "Party".

RECITALS

     WHEREAS, First Cash filed a lawsuit against Jeff styled, First Cash Financial Services, Inc. v. Jeffrey Barron, Cause No. 153-231568-08, in the 153rd Judicial District Court of Tarrant County, Texas ("First Lawsuit");

     WHEREAS, First Cash filed a lawsuit against CAC and Tidwell styled, First Cash Financial Services, Inc. v. Central America Capital, S.A. de C.V. and Cloud Tidwell, Cause No. 141-231951-08, in the 141st Judicial District Court of Tarrant County, Texas ("Second Lawsuit"), which was later dismissed by First Cash by a voluntary nonsuit. The First Lawsuit and the Second Lawsuit are collectively referred to as the "Lawsuits";

     WHEREAS, First Cash and Alan have filed and asserted claims against one another in the arbitration styled, First Cash Financial Services, Inc. v. J. Alan Barron, Case No. 71 460 00397 08 ("Arbitration");

     WHEREAS, First Cash, CAC, Shareholders and Alan participated in mediation and, in connection with the settlement reached by the Parties, the following documents or agreements are being executed contemporaneously herewith:

(a)

a stock purchase agreement by and among YA SERVICIOS, S.A. DE C.V., SOFOM, E.N.R., a Mexican Corporation, ("Servicios"), FIRST CASH, S.A. DE C.V., a Mexican corporation ("FCSA") (Servicios and FCSA each a "Purchaser", and together "Purchasers"); CAC, Jeff and Tidwell, under the terms of which the Purchasers (which are subsidiaries of First Cash) are acquiring the right to buy Jeff's and Tidwell's stock in CAC (the "Stock Purchase Agreement");

(b)	the "Notes" as defined in the Stock Purchase Agreement which are to be executed and delievered by Servicios and made payable to Jeff and Tidwell; and

(c)	the "First Cash Guaranties" as defined in the Stock Purchase Agreement which are to be executed and delivered by First Cash to Jeff and Tidwell.

(the Stock Purchase Agreement, the Notes, the First Cash Guaranty, and all other documents to be executed in connection with the Stock Purchase Agreement, save and except this Agreement, are collectively referred to herein as the "Stock Purchase Documents");

     WHEREAS, First Cash and Alan are parties to a certain Separation Agreement dated effective November 7, 2006 (the "First Cash-Alan Separation Agreement"), which agreement, as modified hereby, shall survive and continue after the Effective Date of this Agreement;

     WHEREAS, the Parties desire to fully and finally settle and compromise all claims, matters, disputes and causes of action between and among them, except as expressly described herein, and to enter into certain promises and agreements between them; and

     WHEREAS, to avoid the cost, uncertainty and inconvenience of further litigation, and to buy peace, (i) First Cash, CAC, and Shareholders have agreed to resolve the Lawsuits pursuant to the terms of the Stock Purchase Documents and the terms of this Agreement, and (ii) First Cash and Alan have agreed to resolve the Arbitration pursuant to the terms of this Agreement only.

AGREEMENT

     Therefore, in consideration of the promises, agreements and releases set forth in this Agreement, as it concerns the Parties, and in the Stock Purchase Documents as they concern First Cash, CAC and Shareholders, and for Ten Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the Parties, First Cash, CAC, Shareholders, and Alan agree:

1.     Definitions.

     1.1     All references to First Cash shall mean First Cash Financial Services, Inc., and such term shall also be deemed to include its predecessors, successors, assigns, subsidiaries, affiliates, partners, insurers, estates, agents, servants, employees, receivers, administrators, directors, officers, attorneys and legal representatives.

     1.2     All references to CAC include its predecessors, successors, assigns, subsidiaries, affiliates, partners, insurers, estates, agents, servants, employees, receivers, administrators, directors, shareholders, officers, attorneys and legal representatives.

     1.3     All references to Jeff, Tidwell, the Shareholders, and to Alan include their respective successors, assigns, affiliates, partners, insurers, estates, agents, servants, employees, heirs, administrators, trustees, attorneys and legal representatives.

     1.4     All references to "Carved Out Claims"means any claims arising out of or related to: (a) breaches of this Agreement by the Parties; (b) breaches of the Stock Purchase Documents by First Cash, Purchasers, CAC or Shareholders; or (c) breaches of the First Cash-Alan Separation Agreement (as modified hereby) after the Effective Date, by First Cash or Alan.

2.     Effective Date of This Agreement; Relation to Stock Purchase Agreement.

     As a condition precedent to, and simultaneously herewith, the Parties' execution of this Agreement, Purchasers, CAC and the Shareholders shall have executed and closed the Stock Purchase Agreement.

     No representations or releases provided in this Agreement shall in any way release or discharge the obligations or liabilities of First Cash, Purchasers or the Shareholders under the Stock Purchase Documents. Alan is not a party to the Stock Purchase Documents, and has no obligations, responsibilities, duties or liabilities arising from or concerning the Stock Purchase Documents.

3.     Dismissals.

     3.1     Dismissal of First Lawsuit.

     First Cash, CAC, and the Shareholders hereby agree, on or promptly after the Effective Date, to: (1) execute and file a joint motion to dismiss with prejudice all claims and parties to the First Lawsuit; and (2) to execute an agreed form of Order of dismissal with prejudice to be delivered with the joint motion to the presiding judge.

     3.2     Arbitration.

     First Cash and Alan hereby agree, on or promptly after the Effective Date, to: (i) execute and file a joint motion to dismiss with prejudice all claims and parties to the Arbitration, with all attorneys' fees and costs to be paid by the party incurring same, and all Arbitration fees and costs to be paid 50% by First Cash and 50% by Alan, and (ii) execute an agreed form of order of dismissal with prejudice in accordance with the terms of the joint motion to be delivered with the joint motion to the Arbitration panel for execution and entry.

4.     Mutual Releases and Covenant Not to Compete.

     4.1     First Cash's Release of CAC, the Shareholders, and Alan.

     FIRST CASH INCLUDING WITHOUT LIMITATION ITS DIRECTORS, OFFICERS, AND EMPLOYEES HEREBY FULLY, FINALLY AND FOREVER UNCONDITIONALLY DISCHARGES, RELEASES AND ACQUITS EACH OF JEFF, TIDWELL, CAC, AND ALAN FROM ANY AND ALL CLAIMS, COUNTERCLAIMS, DEMANDS, CAUSES OF ACTION OR LIABILITIES, WHETHER KNOWN OR UNKNOWN, WHETHER SUSPECTED OR UNSUSPECTED, WHETHER LIQUIDATED OR UNLIQUIDATED, INCLUDING BY WAY OF ILLUSTRATION, BUT NOT LIMITATION, ALL CLAIMS, COUNTERCLAIMS, DEMANDS, CAUSES OF ACTION OR LIABILITIES THAT HAVE BEEN ASSERTED OR THAT COULD HAVE BEEN ASSERTED IN THE FIRST LAWSUIT, THE SECOND LAWSUIT, OR THE ARBITRATION, OR THAT RELATE TO OR ARISE OUT OF THE MATTERS ALLEGED IN THE FIRST LAWSUIT, THE SECOND LAWSUIT OR THE ARBITRATION. THIS RELEASE IS INTENDED TO BE A GENERAL RELEASE ENCOMPASSING THE FULL SPECTRUM OF THE PARTIES' RELATIONSHIP WITH ONE ANOTHER, HOWEVER CHARACTERIZED. IT SHALL BE BROADLY AND LIBERALLY CONSTRUED AND SHALL ALSO INURE, WITHOUT LIMITATION, TO THE BENEFIT OF CANTEY HANGER LLP AND EACH OF ITS ATTORNEYS AND TO CLOUSE DUNN KHOSHBIN LLP AND EACH OF ITS ATTORNEYS.

     FIRST CASH INCLUDING WITHOUT LIMITATION ITS DIRECTORS, OFFICERS, AND EMPLOYEES FURTHER AGREES NOT TO FILE, ALLEGE OR PURSUE ANY CLAIMS AGAINST ANY OF SHAREHOLDERS, CAC, OR ALAN RELATING TO OR ARISING OUT OF THE FACTS ALLEGED IN EITHER OF THE AFORESAID LAWSUITS OR THE ARBITRATION, OR ANY FACTS ALLEGED, OR THAT COULD HAVE BEEN ALLEGED, IN THE LAWSUITS OR THE ARBITRATION.

     NOTHING IN THIS RELEASE SHALL COMPROMISE OR RELEASE ANY OF THE CARVED OUT CLAIMS.

     4.2     CAC, Shareholders', and Alan's Release of First Cash.

     EACH OF SHAREHOLDERS, CAC AND ALAN HEREBY SEVERALLY FULLY, FINALLY AND FOREVER UNCONDITIONALLY DISCHARGE, RELEASE AND ACQUIT FIRST CASH, INCLUDING WITHOUT LIMITATION ITS DIRECTORS, OFFICERS, AND EMPLOYEES, FROM ANY AND ALL CLAIMS, COUNTERCLAIMS, DEMANDS, CAUSES OF ACTION OR LIABILITIES, WHETHER KNOWN OR UNKNOWN, WHETHER SUSPECTED OR UNSUSPECTED, WHETHER LIQUIDATED OR UNLIQUIDATED INCLUDING BY WAY OF ILLUSTRATION BUT NOT LIMITATION, THOSE THAT HAVE BEEN ASSERTED OR THAT COULD HAVE BEEN ASSERTED IN THE FIRST LAWSUIT, THE SECOND LAWSUIT, OR THE ARBITRATION. THIS RELEASE IS INTENDED TO BE A GENERAL RELEASE ENCOMPASSING THE FULL SPECTRUM OF THE PARTIES' RELATIONSHIP WITH ONE ANOTHER, HOWEVER CHARACTERIZED. IT SHALL BE BROADLY AND LIBERALLY CONSTRUED AND SHALL ALSO INURE WITHOUT LIMITATION, TO THE BENEFIT OF HILL GILSTRAP, P.C. AND EACH OF ITS ATTORNEYS.

     EACH OF SHAREHOLDERS, CAC AND ALAN FURTHER AGREE NOT TO FILE OR PURSUE ANY CLAIMS AGAINST FIRST CASH, INCLUDING WITHOUT LIMITATION ITS DIRECTORS, OFFICERS, AND EMPLOYEES, RELATING TO OR ARISING OUT OF THE FACTS ALLEGED IN EITHER OF THE AFORESAID LAWSUITS OR THE ARBITRATION, OR ANY FACTS ALLEGED, OR THAT COULD HAVE BEEN ALLEGED, IN THE LAWSUITS OR THE ARBITRATION.

     NOTHING IN THIS RELEASE SHALL COMPROMISE OR RELEASE ANY OF THE CARVED OUT CLAIMS.

     4.3     Alan's Covenant Not to Compete.

     At the request of First Cash, Alan agrees that, for a period of six (6) years commencing on the Closing Date of the Stock Purchase Agreement (the "Restricted Period"), Alan will not own, open, manage, operate, act as an officer, director, paid consultant, paid advisor, independent contractor, shareholder, partner, lender, agent, owner or principal of, or become employed in, a pawnshop physically located within the United States or Mexico (the "Restricted Territory"). It shall not be a violation of this covenant for Alan to: (i) reside or do business (other than as prohibited in this Section) in the Restricted Territory during the Restricted Period, (ii) own not more than three percent (3%) in the aggregate of the stock of any entity actively trading its securities in any domestic or foreign market, regardless of whether such entity directly, or through an affiliate, subsidiary, or related company, owns or operates a pawnshop in the Restricted Territory, or (iii) engage in business activity by remote means, including, without limitation, by use of telephone, cellular telephone, pager, Blackberry, smartphone or similar device, PDA, internet, facsimile, and email, even if such business activity concerns pawnshops, provided such business activity is not performed for or on behalf of any person or company that owns or operates a retail pawnshop within the Restricted Territory during the Restricted Period. In addition, Alan agrees not to Knowingly solicit customers (or Knowingly recruit employees) of CAC, First Cash, or the Purchasers within the Restricted Territory during the Restricted Period. The foregoing shall not prohibit general advertising by any means, including radio, television, internet or print, for employees or customers. Should any provision of this Section 4.3 be determined by a court or arbitration tribunal to be unreasonable and/or unenforceable, such provisions shall be reformed by said court or arbitration tribunal so as to afford First Cash and/or their respective successor(s), the maximum protection deemed reasonable and enforceable under the law. Except as modified in Section 16 of this Agreement, Alan acknowledges and agrees that the restrictive covenants set forth in this Section 4.3 are in addition to and not in replacement of any similar restrictive covenants or agreements set forth in the First Cash-Alan Separation Agreement. For purposes of this paragraph, "Knowingly" means that (i) an individual shall be deemed to have knowledge of, or to know, a particular fact or other matter if such individual is actually aware of such fact or other matter, or (ii) a business entity (other than an individual) shall be deemed to act Knowingly with respect to a particular fact or other matter if any individual who is serving, or who has at any time served as a director or president or vice president of such entity has, or at any time is actually aware of such fact or other matter.

5.     Basis for Parties' Understanding of the Agreement.

     5.1     Each Party Relying on Own Judgment.

     It is understood and agreed that each of the Parties hereto has carefully reviewed this Agreement, that they fully understand its terms, that they sought and obtained independent legal advice with respect to the negotiation and preparation of the Agreement, that this Agreement has been negotiated and prepared by the joint efforts of the respective attorneys for each of the Parties, and that the Parties have relied wholly upon their own judgment and knowledge (and the advice of their respective attorneys).

     5.2     No Reliance on Representations or Assumed Facts.

     THE PARTIES ALSO ACKNOWLEDGE THE CONTESTED AND ADVERSARIAL NATURE OF THE LAWSUITS, THE ARBITRATION, AND UNDERLYING DISPUTES, AND STIPULATE THAT IN EXECUTING THIS AGREEMENT THEY ARE NOT RELYING ON ANY REPRESENTATION BY ANY OTHER PARTY OR ITS/HIS AGENTS, REPRESENTATIVES OR ATTORNEYS, WITH REGARD TO: (1) FACTS UNDERLYING EITHER OF THE LAWSUITS OR THE ARBITRATION, (2) THE SUBJECT MATTER OR EFFECT OF THIS AGREEMENT, AND (3) ANY OTHER FACTS OR ISSUES WHICH MIGHT BE DEEMED MATERIAL TO THE DECISION TO ENTER INTO THIS AGREEMENT, OTHER THAN AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

6.     No Admission of Fault.

     This Agreement, the monies paid and other consideration given by any of the Parties under this Agreement shall NOT constitute an admission of fault, wrongdoing or liability.

7.     Best Efforts and Good Faith.

     The Parties hereby agree to use their best efforts and good faith in carrying out all the terms of this Agreement and agree to timely execute and deliver all documents necessary to effectuate the terms of this Agreement.

8.     No Strict Construction.

     The language used in this Agreement is chosen by the Parties to express their mutual intent and no rule of construction will be applied against any Party, including any rule of draftsmanship. The Parties hereby expressly agree that any uncertainty or ambiguity existing herein shall not be interpreted against any of them. Except as expressly limited by this paragraph, all of the applicable rules of interpretation of contract shall govern the interpretation of any uncertainty or ambiguity. The term "including" as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein.

9.      Transactional Fees and Expenses.

     Each of the Parties will pay all of such Party's respective expenses incident to the negotiation and preparation of this Agreement and the consummation of all transactions contemplated hereby.

10.     Governing Law.

     This Agreement and any disputes or claims to be arbitrated hereunder shall be governed by and interpreted in accordance with the laws of the State of Texas, U.S.A.

11.     Venue.

     The Parties agree that any action or proceeding relating to or arising out of this Agreement shall be brought, to the exclusion of all other Courts, in a District Court for Tarrant County, Texas, or provided subject matter jurisdiction exists, in a United States District Court for the Northern District of Texas, Fort Worth Division. Each of the Parties unconditionally agrees not to commence any action or proceeding relating to or arising out of this proceeding except in one of the Courts described above.

12.     Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.     Notices.

     Any notice required or authorized to be given hereunder or any other communications between the parties provided for under the terms of this Agreement shall be in writing (unless otherwise provided) and shall be served personally, or by reputable express courier service with a reliable system for tracking delivery, or by facsimile transmission addressed to the relevant Party at the address stated below or at any other address provided by that Party to the other as its address for service. Any notice so given personally shall be deemed to have been served on delivery, any notice so given by express courier service shall be deemed to have been served two (2) business days after the same has been delivered to the courier, and any notice so given by facsimile transmission shall be deemed to have been received on dispatch. In proving such service, it shall be sufficient to produce the receipt of a reputable courier company showing the correct address of the addressee or prove that the facsimile transmission was followed by an activity report showing the correct facsimile number of the party on whom notice is served and the correct number of pages transmitted. If an attempt to give notice by facsimile transmission fails because of any problem with the recipient's designated facsimile number or facsimile equipment, such notice will nevertheless be considered to have been received at the time such transmission was attempted if it is also sent that day by guaranteed overnight delivery to the recipient for receipt on the following day. Any Party may designate a new address for purposes of notice hereunder by notice to the other Parties hereto in the manner provided above. Initial notice addresses are as follows:

To First Cash:	First Cash Financial Services, Inc. 690 East Lamar Blvd., Suite 400 Arlington, TX 76011 Facsimile: (817) 461-7019 Attention: Rick Wessel, CEO

With a copy (which shall not constitute notice) to:	Hill Gilstrap, P.C. 1400 West Abram Street Arlington, TX 76013 Facsimile: (817) 861-4665 Attention: Frank Hill

To Company or Shareholders:	Jeff A. Barron 2408 Victory Park Lane Residence 935 Dallas, TX 75219 Facsimile: (214) 397-4159 Christopher Cloud Tidwell 6371 Safe Haven Lane Brownwood, TX 76801 Facsimile: (325)784-9143

With a copy (which shall not constitute notice) to:

Cantey Hanger LLP
Cantey Hanger Plaza
600 West 6th Street, Suite 300
Fort Worth, TX 76102-3685
Facsimile: (817) 877-2807
Attention: Ralph Duggins

And to:

Cantey Hanger LLP
1999 Bryan Street, Suite 3330
Dallas, TX 75201
Facsimile: (214) 978-4150
Attention: Lee Wilkins

To Alan:	J. Alan Barron 411 Meadow Hill Road Ft. Worth, TX 76108 Facsimile: ( )

With a copy (which shall not constitute notice) to:	Clouse Dunn Khoshbin LLP 1201 Elm St., Suite 5200 Dallas, TX 75270 Facsimile: (214) 220-3833 Attention: Gregory M. Clift

14.     Bankruptcy.

     The Parties agree that the stipulations and settlement embodied in this Agreement shall be binding on the Parties even if one or more of them shall become Debtors in a bankruptcy proceeding. To the extent permitted by applicable law, this Agreement shall bind any trustee or representative appointed for a Debtor's estate. Such binding effect is an integral part of this Agreement.

15.     Prior Agreements Superseded.

     The Stock Purchase Documents, including any exhibits or schedules thereto, and this Agreement collectively supersede all prior agreements, written or oral, between the Parties, as applicable to that Party including, but not limited to, any Rule 11 Agreement executed at mediation, the original stock purchase agreement and the original settlement agreement and mutual release, save and except the First Cash-Alan Separation Agreement, which, as modified hereby, shall continue in full force and effect.

16.     Agreements Relating to First Cash-Alan Separation Agreement. With respect to the First Cash-Alan Separation Agreement, First Cash and Alan also agree as follows:

(a)

as of the Effective Date of this Agreement, the First Cash-Alan Separation Agreement is modified so that the last sentence in Section 5(a)(2) of the Separation Agreement which reads, "Notwithstanding anything herein to the contrary, Barron's obligations concerning the disclosure of Confidential Information or Materials shall not be limited to the Geographical Area" is deleted and replaced with the following: "Notwithstanding anything herein to the contrary, Barron's obligations concerning the disclosure of Confidential Information or Materials shall be limited to the United States and Mexico."; and

(b)

on and after the Effective Date, First Cash will not object to any business carried on outside of the United States or Mexico by Alan, Jeff or Tidwell based upon a claim that Alan is using Confidential Information as defined in the First Cash-Alan Separation Agreement: and

(c)

on and after the Effective Date, to the extent of any differences, conflicts or incongruities between the releases given by First Cash and/or Alan in the First Cash-Alan Separation Agreement and this Agreement, this Agreement shall control to the exclusion of the First Cash-Alan Separation Agreement.

17.      Invalidity.

     If any term or provision of this Agreement shall be determined to be unenforceable or invalid or illegal in any respect, the unenforceability, invalidity or illegality shall not affect any other term or provision of this Agreement, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein.

18.     Non-Assignment of Claims.

     The Parties hereby represent and warrant that they each are the only and lawful owner of any and all claims that were asserted or could have been asserted in the Lawsuits or the Arbitration and that no portion of any claim being released pursuant to this Agreement has been assigned or conveyed to any other person, party or entity. The Parties further agree that the obligations imposed by this Agreement are not assignable.

19.     Taxes.

     The Parties understand and agree that none of the Parties or their attorneys have made any representations or warranties regarding the taxability or non-taxability of any of the consideration exchanged pursuant to this Agreement or pursuant to the Purchase Agreement.

20.     No Oral Modifications.

     This Agreement may not be modified, amended or terminated orally. No modification, amendment or termination, or any waiver of any of the provisions of this Agreement, shall be binding unless same is in writing and signed by the person against whom such modification, amendment or waiver is sought to be enforced.

21.     No Waiver.

     The failure of any of the Parties to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way affect the validity of this Agreement or any part thereof or any right of any person thereafter to enforce each and every provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other breach.

22.     Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Parties agree, by their signatures below, that this Agreement is executed and effective as provided herein.

FIRST CASH:	FIRST CASH FINANCIAL SERVICES, INC., A Delaware corporation By:___________________________________ Rick Wessel, President and CEO
SHAREHOLDERS: CAC:

_____________________________________
CHRISTOPHER CLOUD TIDWELL,
Individually

_____________________________________
JEFF A. BARRON, Individually

CENTRAL AMERICA CAPITAL, S.A. DE
C.V., a Mexican Corporation

By:________________________________
Jeff A. Barron, President

ALAN:	_____________________________________ J. ALAN BARRON, Individually